Exhibit 3.2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: INVO Bioscience, Inc. Entity or Nevada Business Identification Number (NVID): E0474262005-1
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Steven Shum Signature of Officer Date: 11/20/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

ESTABLISHING SERIES B PREFERRED STOCK OF

INVO BIOSCIENCE, INC.

A Nevada Corporation

By resolution of the board of directors pursuant to a provision in the articles of incorporation of the Corporation, this certificate establishes this series, which consists of 1,200,000 shares of preferred stock, par value $0.0001 per share, hereby designated as the “Series B Preferred Stock”. The rights, preferences, and privileges of the Series B Preferred Stock relative to those of the Common Stock are set forth in this Certificate of Designation of Series B Preferred Stock (the “Certificate”).

1. Definitions. For purposes of this Certificate the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

1.1. “Affiliate” of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

1.2. “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

1.3. “Board” shall mean the Board of Directors of the Corporation.

1.4. “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.

1.5. “Conversion Rights” shall have the meaning set forth in Section 5 below

1.6. “Conversion Stock” shall mean the Common Stock into which the Series B Preferred Stock is convertible and the Common Stock issued upon such conversion.

1.7. “Corporation” shall mean INVO Bioscience, Inc., a Nevada corporation.

1.8. “Excess Shares” shall have the meaning set forth in Section 5.5(A) below.

1.9. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.10. “Holder” shall have the meaning set forth in Section 2.1 below.

1.11. “Junior Security” shall mean any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series B Preferred Stock.

1.12. “Liquidation Event” shall have the meaning set forth in Section 4.1 below.

1.13. “Liquidation Payment” shall mean the product of (i) the Stated Value per share of Series B Preferred Stock multiplied by (ii) the total number of shares of Series B Preferred Stock issued under the Certificate as of the date of such Liquidation Event.

1.14. “NAYA Merger” shall mean the proposed merger of INVO Merger Sub Inc., a wholly owned subsidiary of the Corporation and a Delaware corporation (“Merger Sub”) with and into NAYA Biosciences, Inc., a Delaware corporation (“NAYA”), with NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Corporation, pursuant to that Agreement and Plan of Merger, dated October 22, 2023, and as amended on October 25, 2023 (collectively, the “Merger Agreement”), by and among the Corporation, Merger Sub, and NAYA.

1.15. “Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

1.16. “Sale” means any sale of the Corporation to one or more third party purchasers who or which are not Affiliates of the Corporation, whether by way of (i) the sale or other disposition of all or substantially all of the assets of the Corporation, (ii) the merger or consolidation of the Corporation with or into another Person, or (iii) the sale or other transfer of greater than a majority of the capital stock of the Corporation.

1.17. “Securities Act” shall mean the Securities Act of 1933, as amended.

1.18. “Senior Security” shall mean any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series B Preferred Stock.

1.19. “Series B Conversion Price” shall have the meaning set forth in Section 5.1 below.

1.20. “Stated Value” shall mean $5.00.

1.21. “Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market, or Nasdaq National Market.

1.22. “Total Series B Votes” shall have the meaning set forth in Section 2 below.

1.23. “Trading Day” means a day on which the principal Trading Market is open for trading.

1.24. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, and the New York Stock Exchange (or any successors to any of the foregoing).

2. Voting Rights. Other than those rights provided by law, the holders of the Series B Preferred Stock (each a “Holder” and, collectively, the “Holders”) shall not have any voting rights.

3. Dividends.

3.1. Dividends. The Holders shall be entitled to receive a pro-rata portion, on an as-if converted basis, of any dividends payable on Common Stock. Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefor.

3.2. Non-Cash Dividends. Whenever a dividend provided for in this Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

4. Liquidation Rights.

4.1. Preference of Series B Preferred Stock. In the event of any liquidation, dissolution, winding up or Sale of the Corporation (other than the NAYA Merger), whether voluntary or involuntary (each, a “Liquidation Event”), after payment of all amounts required under Section 3 hereunder, the Holders (as a class) shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment, declaration, or setting apart for payment of any amount shall be made in respect of the Common Stock or any Junior Security (but after payment to any Senior Security) of the Corporation, an aggregate amount equal to the Liquidation Payment. Each individual holder will receive that amount of the Liquidation Payment equal to the product of (i) the Liquidation Payment multiplied by (y) the ratio of (1) shares of Series B Preferred Stock held by such Holder divided by (2) the total shares of Series B Preferred Stock then outstanding, at the time of such Liquidation Event with respect to such Liquidation Event. If, upon any Liquidation Event, the assets to be distributed to the Holders shall be insufficient to permit the payment to such shareholders of the full Liquidation Payment, then all of the assets of the Corporation (after payment to any Senior Security) shall be distributed solely and ratably to the Holders.

4.2. Remaining Assets. If the assets of the Corporation available for distribution to the Corporation’s shareholders exceed the aggregate amount payable to the Holders pursuant to Section 4.1 hereof, then after the payments required by Section 4.1 shall have been made the Corporation’s remaining assets shall be distributed pro rata, on a per share basis, among the holders of the Common Stock.

4.3. Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or, if to non-U.S. residents, by facsimile, not less than twenty (20) days prior to the payment date stated therein, to the Holders of record, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

4.4. Determination of Consideration. To the extent any distribution pursuant to Section 4.1 or Section 4.2 consists of property other than cash, the value thereof shall, for purposes of Section 4.1 or Section 4.2, be the fair value at the time of such distributions as determined in good faith by the Board.

4.5. Conversion Prior to Liquidating Distributions. Any Holder may, at its option, convert all or a portion of its shares into Common Stock upon a liquidation, dissolution or winding up of the Corporation and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions as a holder of the Series B Preferred Stock.

5. Conversion. The Holders shall have the following conversion rights (the “Conversion Rights”):

5.1. Optional Conversion of the Series B Preferred Stock. Any or all shares of the Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the Holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series B Preferred Stock by the Corporation and from time to time, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value by the Series B Conversion Price (determined as hereinafter provided) in effect at the time of conversion and then multiplying such quotient by the number of shares of Series B Preferred Stock to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof shall initially be $5.00 (the “Series B Conversion Price”). Such initial Series B Conversion Price shall be subject to adjustment, as hereinafter provided.

5.2. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

5.3. Mechanics of Optional Conversion. Before any Holder shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days’ prior written notice (in the form attached hereto as Schedule I) to the Corporation at such office that such Holder elects to convert the same or such portion thereof as such Holder elects to convert and shall state therein such holder’s name or the name of the nominees in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued,. The Corporation shall, as soon as practicable thereafter, issue and deliver to such Holder, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series B Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series B Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

5.4. Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

A. Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Series B Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

B. Adjustment for Adjustment in Exchange Ratio. In the event of an adjustment in the Exchange Ratio (as defined in the Merger Agreement) pursuant to Sections 3.4 and 3.5 of the Merger Agreement, the Series B Conversion Price in effect immediately prior to such adjustment shall be adjusted to equal the product of (1) the Series B Conversion Price in effect immediately prior to such adjustment, multiplied by (2) the quotient of (a) the Exchange Ratio in effect immediately prior to such adjustment, divided by (b) the Exchange Ratio as adjusted pursuant to Sections 3.4 and 3.5 of the Merger Agreement.

C. Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization, or exchange (other than described in Section 5.4(A) above) or any merger, acquisition, consolidation, or reorganization of the Corporation with another Corporation (other than the NAYA Merger), each share of Series B Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series B Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or acquisition had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

5.5. Conversion Limitations.

A. The Corporation shall not effect the conversion of any shares of Series B Preferred Stock held by a Holder, and such Holder shall not have the right to convert any of the Series B Preferred Stock held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 19.99% (the “Exchange Cap”) of the shares of Common Stock outstanding immediately after giving effect to such conversion, unless and until the Corporation receives the approval required by the applicable rules and regulations of any Trading Market on which any securities of the Corporation (or any successor entity) from the stockholders of the Corporation of the provisions of this Certificate.

B. No holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5.1, and no conversion of Series B Preferred Stock into shares of Common Stock pursuant to Section 6.1 shall occur, to the extent such conversion would require the Corporation to issue shares of Common Stock in excess of the Corporation’s then sufficient authorized and unissued shares of Common Stock.

5.6. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation’s capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.7. Additional Notices. In the event the Corporation shall propose to take any action of the types described in Sections 5.4, 5.5, or 5.6 the Corporation shall give notice to each holder of shares of Series B Preferred Stock, which notice shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Series B Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

5.8. Pro Rata Conversion. In the event that the Corporation receives a Conversion Notice from more than one Holder for the same conversion date and the Corporation can convert some, but not all, of such shares of Series B Preferred Stock submitted for conversion, the Corporation shall convert from each holder electing to have Series B Preferred Stock converted on such date a pro rata amount of such holder’s Series B Preferred Stock submitted for conversion on such date based on the number of shares of Series Preferred Stock submitted for conversion on such date by such holder relative to the aggregate number of shares of Series B Preferred Stock submitted for conversion on such date.

5.9. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

6. Mandatory Conversion.

6.1. Triggering Events. Upon either (a) the closing of the NAYA Merger or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 51% of the then outstanding shares of Series B Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 5, and (ii) such shares may not be reissued by the Corporation.

6.2. Procedural Requirements. All holders of record of shares of Series B Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Preferred Stock in certificated form shall surrender his, her, or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to Section 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

7. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued.

8. Notices. Unless otherwise specified in the Corporation’s Amended and Restated Articles of Incorporation or By-Laws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series B Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

9. No Preemptive Rights. Holders of Series B Preferred Stock shall have no preemptive rights except as granted by the Corporation pursuant to written agreements.

10. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

11. Special Approval Rights. Until all shares of the Series B Preferred Stock are converted to Common Stock, without the consent of the Holders of at least a majority of the Series B Preferred Stock, given in writing or by vote as a separate class, amending, altering, or repealing any provision of the Articles of Incorporation, By-laws, this Certificate of Designation, or any other organizational documents of the Corporation if it would adversely alter the rights, preferences, privileges, or powers of or restrictions on the Series B Preferred Stock.

12. Amendment. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holders of at least a majority of the issued and outstanding Series B Preferred Stock, provided further. Notwithstanding the foregoing, on or after December 15, 2023, if no Series B Preferred Stock is outstanding, the Board may amend the terms of the Series B Preferred Stock before issuance of new Series B Preferred Stock.

13. No Impairment. For as long as any Series B Preferred Stock is outstanding and unless otherwise agreed to or waived in writing by the Holders of the majority of the issued and outstanding Series B Preferred Stock, the Corporation will not, by amendment of this certificate of designation or through any reorganization, transfer of assets, consolidation, merger, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series B Preferred Stock against impairment.

INVO BIOSCIENCE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Series B Preferred Stock of INVO Bioscience, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of INVO Bioscience, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted

Aggregate Stated Value of such Preferred Shares to be converted:

Aggregate accrued and unpaid Dividends with respect to such Preferred Shares and such Aggregate Dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:

Facsimile:

E-mail Address: